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                                                                      EXHIBIT 5


                      [HOLLAND & KNIGHT LLP LETTERHEAD]


                                October 28, 1997


Romac International, Inc.
120 West Hyde Park Place
Suite 200
Tampa, Florida 33606

     Re:  Registration Statement on Form S-3
          (File No. 333-37455)

Gentlemen:

     We refer to the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-37455), filed by Romac International, Inc. (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 (the "Securities Act") an amount up to 4,631,500 shares (the "Company Shares") of the authorized common stock, par value $.01 per share, of the Company being offered to the public by the Company and 210,000 shares to be offered by Selling Shareholders, David L. Dunkel and Sacred Heart Church (the "Selling Shareholders") pursuant to an underwriting agreement (the "Underwriting Agreement"), between the Company, the Selling Shareholders, and Robert W. Baird & Co. Incorporated, NationsBanc Montgomery Securities, Inc., Prudential Securities Incorporated and Smith Barney Inc., as representatives of the underwriters.

     In connection with the registration, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction, of all such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed it necessary to require as a basis for the opinion expressed below.

     Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Company Shares will be, when and if sold in accordance with the Underwriting Agreement, duly authorized, legally issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" contained in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                  Very truly yours,

                                  HOLLAND & KNIGHT



                                  By:  /s/ Robert J. Grammig
                                     ----------------------------
                                           Robert J. Grammig